FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of March 17, 2022, between/among each Acquiring Fund(s), severally and not jointly listed on Schedule A hereto (each, an “Acquiring Fund”), and each series of the Direxion Shares ETF Trust (“Trust”), excluding those listed on Schedule B hereto (each, an “Acquired Fund”), severally and not jointly. The Acquired Funds, together with the Acquiring Funds, are the “Funds.”

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, an Acquiring Fund is not in the same Group of Investment Companies (as defined in Rule 12d1-4(d) under the 1940 Act) as any Acquired Fund and the Acquired Fund’s investment advisor, or any person controlling, controlled by, or under common control with such investment adviser, is not the Acquiring Fund’s sub-adviser; .

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment ; companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule, including that an Acquired Fund and an Acquiring Fund enter into an agreement, such as this Agreement, before the Acquiring Fund; purchases shares of the Acquired Fund in excess of the limits established by Section 12(d)(1)(A) of the 1940 Act; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund[s] and the Acquired Fund[s] desire to set forth the following terms pursuant to which the Acquiring Fund[s] may invest in the Acquired Fund[s] in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund acknowledges and agrees as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11 under the 1940 Act, the Acquired Fund may honor any redemption request from an Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. Only upon the request of the Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired Fund (greater than such percentage of the Acquired Fund’s total outstanding shares as the Acquired Fund shall establish, from time to time, which percentage may be amended, upon notification to the Acquiring Fund, in the sole discretion of the Acquired Fund) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets. In addition, upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in, and redemption of, shares of the Acquired Fund.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the scale of its contemplated investments in, and redemptions from, the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund as reasonably requested by the Acquiring Fund. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	Representations of the Acquired Funds,

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b) Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker or dealer, (ii) a bank or bank holding company, or (iii) a futures commission merchant or a swap dealer, (collectively, “Affiliates”), will: (a) provide the Trust with a complete list of such Affiliates (“List of Affiliates”) on or before the effective date of this Agreement; (b) promptly provide the Trust with an updated List of Affiliates following any change to such list; and (c) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund.

4.	Indemnification

Each Acquiring Fund, severally and not jointly, agrees to hold harmless and indemnify the Acquired Funds, including any principals, directors or trustees, officers, employees and agents of the Acquired Funds (“Trust Agents”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Funds, including any Trust Agent, to the extent such Claims result from (i) a violation or alleged violation by the Acquiring Fund or any directors or trustees, officers, employees and agents of the Acquiring Fund (“Acquiring Fund Agent”) of any provision of this Agreement or (ii) a violation or alleged violation by the Acquiring Fund or an Acquiring Fund Agent of the Rule, as interpreted or modified by the SEC or its Staff from time to time, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below (which address may be changed from time to time by written notice to the other party).

If to the Acquiring Fund:	If to the Acquired Fund:

Advisors Preferred Trust	Rafferty Asset Management, LLC
c/o Advisors Preferred, LLC	1301 Avenue of the Americas (6th Ave.),
1445 Research Boulevard, #530	28th Floor
Rockville, MD 20850	New York, NY 10019
Fax: 301-424-3817	Attn: Angela Brickl
Email: trading@cerosfs.com	Fax: (646) 572-3658
Email:
With a copy to:	compliancedirexion@direxionfunds.com

Advisors Preferred

Attn: Compliance Dept.

1445 Research Boulevard, #530

Rockville, MD 20850

Fax: 201-424-3817

Email: compliance@cerosfs.com

6.	Term; Termination;

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon thirty (30) days’ notice to the other party, provided, however, that in the event of a material breach of this Agreement by either party, the other party may terminate immediately by providing notice in writing thereof. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

7.	Assignment; Amendment

(a) This Agreement may not be assigned by either party without the prior written consent of the other.

(b) This Agreement may be amended only by a writing that is signed by each affected party.

8.	Governing Law; Execution

(a) This Agreement will be governed by New York law without regard to choice of law principles.

(b) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds. In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.

(c) The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signature of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Each of the Acquiring Funds listed on Schedule A, severally and not jointly, on behalf of itself or each of its listed series:

/s/ Catherine Ayers-Rigsby
Name: Catherine Ayers-Rigsby
Title: President

DIREXION SHARES ETF TRUST, on
behalf of each of its series:

Name: Angela Brickl
Title: Secretary/CCO

SCHEDULE A

List of Acquiring Funds

SCHEDULE A

LIST OF INVESTING FUNDS
ADVISORS PREFERRED TRUST
AS

Fund Name	Cusip	Ticker
Quantified Alternative Investment Fund Investor Class	00771F707	QALTX
Quantified Alternative Investment Fund Advisor Class	0077iF756	QALAX
Quantified Managed Income Fund Investor Class	00771F400	QBDSX
Quantified Managed Income Fund Advisor Class	00771F780	QBDAX
Quantified Market Leaders Fund Investor Class	00771F608	QMLFX
Quantified Market Leaders Fund Advisor Class	00771F764	QMLAX
Quantified STF Fund Investor Class	00771F749	QSTFX
Quantified STF Fund Advisor	00771F731	QSTAX
Quantified Tactical Fixed Income Fund Investor Class	00771F673	QFITX
Quantified Evolution Plus Fund Investor Class	00771F665	QEVOX
Quantified Common Ground Fund Investor Class	00771F632	QCGDX
Quantified Pattern Recognition Fund Investor Class	00771F657	QSPMX
Quantified Tactical Sectors Fund Investor Class	00771F574	QTSSX
Quantified Government Income Tactical Fund Investor Class	00771F533	QGITX

Fund Name	Cusip	Ticker
Quantified Low Volatility Rising Dividends Fund Investor Class	0771F525	QRDTX
Gold Bullion Strategy Fund Investor Class	00771F202	QGLDX
Gold Bullion Strategy Fund Advisor Class	00771F855	QGLCX
Gold Bullion Strategy Portfolio (VIT Fund)	00771F806	n/a
Hundredfold Select Alternative Fund Service Class	00771F681	SFHYX
Hundredfold Select Alternative Fund Investor Class	00771F699	HFSAX
Spectrum Advisors Preferred Fund Investor Class	0077IF798	SAPEX
Spectrum Low Volatility Fund Investor Class	00771F871	SVARX
Spectrum Unconstrained Fund *	00771F558	SUNBX
Kensington Managed Income Fund Class A	00771F723	KAMAX
Kensington Managed Income Fund Institutional Class	00771F715	KAMIX
Kensington Managed Income Fund Class C	00771F640	KAMCX
Kensington Dynamic Growth Fund Class A	00771F616	ICAGAX
Kensington Dynamic Growth Fund Institutional Class	00771F582	KAGIX
Kensington Dynamic Growth Fund Class C	00771F590	KAGCX
OnTrack Core Fund Investor Class	0077IF103	OTRFX
OnTrack Core Fund Advisor Class	00771F301	OTRGX
BCM Decathlon Conservative Fund *
BCM Decathlon Moderate Fund *	0077IF533	DECMX
BCM Decathlon Growth Fund *

*	Fund not effective with the SEC

SCHEDULE B

List of Excluded Series (Funds) of the Direxion Shares ETF Trust

Direxion Daily MSCI Brazil Bull 2X Shares (BRZU)
Direxion Daily CS1 300 China A Share Bull 2X Shares (CHAU)
Direxion Daily CSI China Internet Index Bull 2X Shares (CWEB)
Direxion Daily FTSE Europe Bull 3X Shares (EURL)
Direxion Daily MSCI India Bull 2X Shares (INDL)
Direxion Daily Junior Gold Miners Index Bull 2X Shares (JNUG)
Direxion Daily Global Clean Energy Bull 2X Shares (KLNE)
Direxion Daily MSCI South Korea Bull 3X Shares (KORU)
Direxion Daily MSCI Mexico Bull 3X Shares (MEXX)
Direxion Daily Mid Cap Bull 3X Shares (MIDU)
Direxion Daily Gold Miners Index Bull 2X Shares (NUGT)
Direxion Daily Russia Bull 2X Shares (RUSL)
Direxion Russell 1000 Growth Over Value ETF (RWGV)
Direxion Russell 1000 Value Over Growth ETF (RWVG)
Direxion Daily S&P 500 Bull 2X Shares (SPUU)
Direxion Daily S&P 500 Bull 3X Shares (SPXL)
Direxion Daily 20+ Year Treasury Bull 3X Shares (TMF)
Direxion Daily Small Cap Bull 3X Shares (TNA)
Direxion Daily 7-10 Year Treasury Bull 3X Shares (TYD)
Direxion Daily Robotics, Artificial Intelligence & Automation Index Bull 2X Shares (UBOT)
Direxion Daily FTSE China Bull 3X Shares (YINN)